EXHIBIT 10.47
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Peter C. Wulff (“Mr. Wulff”) and Artes Medical, Inc., a Delaware corporation (the “Company”), and inures to the benefit of each of the Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, agents, attorneys, employees and assigns.
RECITALS
     A. Mr. Wulff has resigned (i) as an employee of the Company and from his position as Chief Financial Officer and Executive Vice President and as a Section 16 officer of the Company; and (ii) as Managing Director of the Company’s subsidiary, Artes Medical Germany GmbH (“AMG”), both resignations to be effective as of May 6, 2008 (“Resignation Date”).
     B. Mr. Wulff wishes to confirm his resignation from the Company and from AMG pursuant to the terms and to enter into a Mutual General Release with the Company, on the terms and conditions set forth herein.
     C. Mr. Wulff and the Company wish permanently to resolve any and all disputes that may have arisen between them to date, including but not limited to, any disputes arising out of the cessation of Mr. Wulff’s service to the Company as an officer and employee.
AGREEMENT
     THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Mr. Wulff, on the one hand, and the Company, on the other, as follows:
     1. Resignation. Mr. Wulff hereby irrevocably resigns as (a) an employee of the Company and (b) Chief Financial Officer, Executive Vice President and a Section 16 officer of the Company, and (c) as Managing Director of AMG, each to be effective as of the Resignation Date following approval of this Agreement by the Board of Directors of the Company.
     2. Press Release. Subject to the disclosure requirements applicable to the Company under the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), the Company agrees to prepare and issue a press release regarding Mr. Wulff’s services to the Company and his resignation as Chief Financial Officer and as an employee of the Company that is acceptable to the Company and Mr. Wulff. The form of the press release is attached hereto as Exhibit A. Mr. Wulff acknowledges and agrees that the Company will file a Form 8-K with the SEC regarding his resignation from the Company.
     3. Wages, Vacation Time, Expenses. Mr. Wulff and the Company agree that he had accrued and unused vacation time of 239.06 hours as of the Resignation Date. The Company agrees to pay Mr. Wulff for this accrued and unused vacation time on the next business day immediately following the Effective Date of this Agreement (less federal and state withholding and other applicable taxes). Mr. Wulff has been reimbursed by the Company for all reimbursable business expenses incurred by him through the Resignation Date.
     4. Termination Consideration. Contingent upon this Agreement becoming effective as provided in Section 27 of this Agreement (the “Effective Date”), the Company agrees:
          4.1 The Company will pay Mr. Wulff, as W-2 income, the equivalent of fifteen (15) months salary, totaling Three Hundred Twelve Thousand, Five Hundred Dollars ($312,500), less all applicable withholding and other applicable taxes, payable as follows:
               (a) One Hundred Seventy Five Thousand Dollars ($175,000), less all applicable withholding and other applicable taxes, on the next business day immediately following the Effective Date of this Agreement; and
               (b) Twenty-two Thousand Nine Hundred Sixteen Dollars and Sixty-six Cents ($22,916.66), less all applicable withholding and other applicable taxes, on the next business day immediately following the Effective Date of this Agreement and continuing on each of the next five consecutive months payable on the first day of each month with the final payment on October 1 2008, for an aggregate amount of One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500) (less all applicable withholding and other applicable taxes). The amounts which remain payable under this section 4.1(b) on and after the first payment is made hereunder shall be maintained in an escrow account at one of the Company’s existing banking institutions.
          4.2 Mr. Wulff will be entitled to additional vesting of his stock options as set forth on Exhibit B subject to Board approval, expected to be received on May 6, 2008. As set forth on Exhibit B, Mr. Wulff will have a total of 78,350 shares of common stock fully vested under his outstanding stock options (the “Stock Options”) as of the Effective Date of this Agreement. Subject to Board approval, Mr. Wulff shall have twenty-four (24) months after the Effective Date of this Agreement to exercise his options. Mr. Wulff acknowledges and agrees that the extension of the period in which he may exercise his vested option shares under his Stock Options from ninety (90) days after the Effective Date of this Agreement to twenty four months to May 6, 2010 will have the effect of automatically converting any of the Stock Options (other than those that are fully vested as of the Effective Date) that are currently Incentive Stock Options (“ISO”) to Non-Qualified Stock Options (“NSO”). The Stock Options held by Mr. Wulff and which are subject to the extension of the exercise period described herein, are set forth on Exhibit B, attached hereto and incorporated herein by this reference.
     Mr. Wulff further acknowledges that ISOs and NSOs are treated differently under the tax laws. For example, upon the exercise of a Stock Option following its conversion to an NSO, Mr. Wulff will recognize immediate taxable income in an amount equal to the excess of (a) the fair market value of the purchased shares at the time of exercise over (b) the aggregate exercise price paid for those shares. This income will be subject to federal and state income and employment tax withholding, even though Mr. Wulff is not an employee of the Company at the time of exercise. As a result, when Mr. Wulff elects to exercise any Stock Option converted to an NSO, he will be required to deliver a check to the Company not only for the exercise price of the purchased shares but also for the applicable withholding taxes. Mr. Wulff acknowledges that he is solely responsible for seeking his own legal and tax advice on such matters.

          4.3 The Company will pay or alternatively, reimburse Mr. Wulff upon reasonable proof of such expenses, the COBRA premium(s) on Mr. Wulff’s behalf and his legal dependents for a period of fifteen (15) months commencing on the date of Mr. Wulff’s separation of employment from the Company (the “COBRA Period”); provided Mr. Wulff does not otherwise become eligible to participate in another employer’s group insurance plan. If Mr. Wulff desires to continue his participation beyond the end of the COBRA Period, and is eligible to continue his participation pursuant to COBRA, Mr. Wulff agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage. Nothing herein shall be deemed to permit Mr. Wulff to continue participating in any life insurance, long-term disability benefits, or accidental death and dismemberment plans maintained by the Company after the date of his separation of employment from the Company. Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.
          4.5 Mr. Christopher J. Reinhard, the Company’s Chairman of the Board, will provide a letter of positive reference on behalf of Mr. Wulff within five business days immediately following the Effective Date of this Agreement for purposes of assisting him in obtaining future employment, the contents and format of which shall be subject to Mr. Reinhard’s sole discretion.
     5. Equity Holdings.
          5.1 Stock. Mr. Wulff hereby acknowledges that he holds 10,000 shares of Common Stock (collectively, the “Stock”).
          5.2 Options. In addition, Mr. Wulff hereby acknowledges that he holds the Stock Options to purchase the indicated shares of Common Stock at the indicated exercise price in the table attached as Exhibit B.
          5.3 Acknowledgement. Mr. Wulff acknowledges and agrees that the Stock listed in Section 5.1 and the Stock Options to acquire shares of Common Stock listed in Section 5.2 sets forth Mr. Wulff’s and Mr. Wulff’s spouse, executors, administrators, stockholders, assigns, and successors, entire interest in or right to acquire the capital stock of the Company (or rights or other securities exercisable or convertible into the capital stock of the Company), and that neither he nor his spouse, executors, administrators, stockholders, assigns and successors have any right to acquire or purchase any additional shares of capital stock or rights or other securities exercisable or convertible for the Company’s capital stock (collectively, the “Securities”).
     6. Covenants. At all times on and after the Effective Date, Mr. Wulff shall to the best of his ability, upon the reasonable request of the Company:
          6.1 Reasonably assist and cooperate with the Company, and the Company’s agents, in completing an audit of all past issuances of securities by the Company and evaluating and resolving all potential claims related to rights to receive or ownership of the Company’s securities, which shall include, but is not limited to, (a) providing the Company with full and timely disclosure and with access to all available information related to the past issuances of the Company’s securities and potential claims by third parties related to their rights to receive or ownership of the Company’s securities (including claims by actual and potential investors, finders, placement agents, brokers, consultants, employees and directors), (b) assist the Company in resolving any potential claims and disputes related to same; and (c) assist in preparing and execute, under penalty of perjury, a disclosure report for the Company’s Audit Committee, which contains representations and warranties by Mr. Wulff, regarding the Company’s past issuances of securities and potential claims related to the rights of third parties to receive or their ownership of the Company’s securities.
          6.2 Reasonably assist and cooperate with the Company, and the Company’s agents, in responding to any questions or issues related to the Company and/or its officers, directors, employees and consultants during the time Mr. Wulff was employed by the Company raised by the U.S. Securities and Exchange Commission, the Company’s auditors, the Company’s Board of Directors or any committee thereof, the Company’s investment bankers, the Company’s legal counsel, or any other federal, state or foreign regulatory body.
          6.3 Reasonably assist and cooperate fully with the Company, and the Company’s agents, in matters the Board has determined are necessary to comply with federal, state or foreign securities laws.
          6.4 Reasonably assist and cooperate with the Company, and the Company’s agents, in responding to any questions or issues raised by the U.S. FDA or any similar foreign regulatory body; and not to take any action that may potentially cause the Company or the Company’s clinical investigators, Scientific Advisory Board members or customers to be in violation of the FDA’s rules and regulations or the rules and regulations of any other federal, state or foreign regulatory agency that has or may have in the future jurisdiction over the Company or its products.
          6.5 The Company will reimburse Mr. Wulff for reasonable expenses incurred by him in response to requests by the Company for assistance and cooperation on the matters referenced in this section 6, and shall compensate Mr. Wulff for time spent on such matters at the rate of $250 per hour.
     7. General Release by Mr. Wulff. In consideration of the mutual promises and covenants contained herein, Mr. Wulff for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, attorneys, agents, employees and assigns (collectively, the “Company Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, whether know or unknown, suspected or unsuspected, which have arisen, occurred or existed at any time prior to the Effective Date of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Mr. Wulff’s equity ownership in the Company, Mr. Wulff’s employment with the Company or the cessation of that employment or Mr. Wulff’s service as an officer of the Company or the cessation of that service; provided, however, that nothing herein shall release the Company Releasees from any obligations, representations, warranties or other duties under this Agreement or impair the right or ability of Mr. Wulff or any of the Wulff Releasees to enforce the terms thereof. Notwithstanding this Agreement, however, nothing herein shall release the Company from any obligation to indemnify Mr. Wulff as a former employee or officer, or relinquish any right to insurance coverage, in the event that some other party commences any form of legal proceeding relating to his employment with the Company or his services as an officer.
     8. General Release by the Company. In consideration of the mutual promises and covenants contained herein, the Company and the Company Releasees fully and forever release and discharge Mr. Wulff and his descendants, dependents, executors, administrators, attorneys and agents (collectively, the “Wulff Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which have arisen, occurred or existed at any time prior to the Effective Date of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Mr. Wulff’s employment with the Company or Mr. Wulff’s service as an officer of the Company; provided, however, that nothing herein shall release the Wulff Releasees from any obligations, representations, warranties or other duties under this Agreement or the Confidentiality and Proprietary Information Agreement signed by Mr. Wulff during his employment with the Company or impair the right or ability of the Company or any of the Company Releasees to enforce the terms thereof.
     9. Knowing Waiver of Employment Related Claims. Mr. Wulff understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Company Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, retaliation, harassment, personal injury, physical injury, emotional distress, claims for attorneys’ fees claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment or the conditions of employment. Notwithstanding the foregoing, this release shall not apply to any claims by Mr. Wulff for workers’ compensation benefits, unemployment insurance benefits, or any other claims that he cannot lawfully waive by this Agreement. This release shall also not affect or diminish any contractual or statutory rights that Mr. Wulff has to indemnification for acts or omissions within the course and scope of his employment with the Company, nor shall it affect or diminish Mr. Wulff’s rights to coverage under any applicable insurance policies held by the Company or its officers and directors. Further, this Agreement does not waive or release any rights or claims that Mr. Wulff may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.
     10. Waiver of Civil Code § 1542. The parties both agree to waive any and all rights and benefits conferred upon each of them by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Mr. Wulff (on his behalf and on behalf of the Wulff Releasees) expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Mr. Wulff may have against the Company or any of the other Company Releasees.
The Company (on its behalf and on behalf of the Company Releasees) expressly agrees and understands that the release given by it pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which the Company may have against Mr. Wulff or any of the other Wulff Releasees.
     11. Severability of Release Provisions. The parties agree that if any provision of the release given by Mr. Wulff or the Company, respectively, under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     12. Promise to Refrain from Suit or Administrative Action. Mr. Wulff represents that, as of the Effective Date of this Agreement, he has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any Company Releasees in any court of law or before any government agency. Mr. Wulff further agrees that, to the fullest extent permitted by law, he will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Company and all Company Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Mr. Wulff related in any way to the matters discharged herein. Mr. Wulff waives his right to recover any type of personal relief from the Company or any Company Releasees, including monetary damages or reinstatement, in any administrative action or proceeding brought by or before any government agency or body, whether state or federal, and whether brought by Mr. Wulff or on Mr. Wulff’s behalf, related in any way to the matters released herein.
     13. Confidentiality of Agreement and Nondisparagement. The parties both promise and agree that, unless compelled by legal process, they will not disclose to others and will keep confidential the facts and circumstances relating to Mr. Wulff’s employment with the Company, other than as necessarily disclosed by the public filing of this Agreeement, and except Mr. Wulff may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Mr. Wulff has consulted such professional advisors. Mr. Wulff expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of the Company the fact or the terms of this Agreement. Similarly, the Company promises and agrees that, unless required under the rules and regulations of the SEC (as determined by the Company based on the advice of its corporate counsel) or compelled by legal process, it will not disclose to others and will keep confidential both the fact of and the terms of this Agreement, including the amounts referred to in this Agreement, except that it may disclose this information to its attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which the Company has consulted such professional advisors. The parties further promise and agree never to disparage one another by making any oral or written statement which tends to criticize or discredit the other.
     14. No Injuries. Mr. Wulff acknowledges that he has not suffered any work-related illnesses or injuries while employed by the Company.

     15. Non-Solicitation. Mr. Wulff agrees that for a period of one year following his Resignation Date, he will not directly or indirectly solicit, entice, induce or attempt to induce or influence any employee, independent contractor, vendor, or supplier of the Company to terminate or alter his, his or its relationship with the Company, or accept employment at another company, entity, or with Mr. Wulff.
     16. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.
     17. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.
     18. Waiver, Amendment and Modification of Agreement; Assignment. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be.
     19. Representation by Counsel.
          19.1 Mr. Wulff acknowledges and agrees that he has had the right and sufficient opportunity to be represented by counsel of his own choosing. Mr. Wulff further acknowledges and agrees that he is not relying on the Company or its outside legal counsel for legal advice regarding this Agreement. The parties further acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
          19.2 Contingent upon this Agreement becoming effective as provided in Section 27 of this Agreement, the Company agrees to reimburse Mr. Wulff for the legal fees paid to his legal counsel for services rendered on his behalf in connection with his Resignation and this Agreement, provided that Mr. Wulff or his counsel shall provide the Company redacted copies of such legal fee invoices; and provided that the total amount of reimbursement for such fees shall not exceed $15,000 in any event.
     20. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without reference to rules of conflicts of law.
     21. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

     22. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
     23. Return of Company Property. Mr. Wulff shall return to the Company all of his access keys and electronic passes to the Company’s premises, his Company laptops and computers, and all Company data, documents, files, records, computer-recorded information and all copies thereof, in whatever media, in his possession on or before the Effective Date, or sooner upon demand by the Company therefore. Mr. Wulff specifically promises and agrees that he shall not retain copies (electronic or otherwise) of any company data, documents, files, records or information following the Effective Date of this Agreement. Mr. Wulff represents that he has already returned all Company property as referenced, and the Company acknowledges receipt of his laptops and computers. The parties agree that Mr. Wulff personally owns the blackberry he used at the time of his Resignation.
     24. Attorneys’ Fees. Subject to the provisions of Section 19.2 above, each party shall be responsible for its own legal fees incurred in connection with the entering into of this Agreement.
     25. Period to Consider Terms of Agreement. Mr. Wulff acknowledges that this Agreement was first presented to him on May 2, 2008 , that the terms of this Agreement have been negotiated by counsel for both parties, and that he is entitled to have 21 days’ time in which to consider the Agreement. Mr. Wulff acknowledges that he understands that he should obtain the advice and counsel from the legal representative of his choice before executing this Agreement, and that he executes this Agreement having had sufficient time within which to consider its terms. Mr. Wulff represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period. The parties both agree that any changes to this Agreement negotiated between them after May 2, 2008 shall not require a new 21-day consideration period.
     26. Revocation of Agreement. Mr. Wulff understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Mr. Wulff understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Mr. Wulff does not revoke the Agreement in writing. Mr. Wulff understands that this Agreement may not be revoked after the seven day revocation period has passed. Mr. Wulff understands that any revocation of this Agreement must be made in writing and delivered to the Company (to the attention of the Company’s Chief Legal Officer) within the seven day period, and that if he does so revoke the Agreement, he shall not be entitled to receive any of the benefits described herein.
     27. Effective Date. This Agreement shall become effective on the eighth (8th) day after execution by Mr. Wulff, so long as Mr. Wulff has not revoked it within the time and in the manner specified in Section 26 of this Agreement.
     28. Injunctive Relief; Consent to Jurisdiction. Mr. Wulff acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of his obligations under this Agreement. Mr. Wulff therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. Mr. Wulff hereby submits to the jurisdiction and venue in the federal district court for the Southern District of California and in the courts of the State of California in San Diego County, California. Mr. Wulff further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to Mr. Wulff’s address as last appearing on the records of the Company.
     29. Notice. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. If notice is to be provided to the Company, Mr. Wulff shall use the Company’s primary office location; and if notice is to be provided to Mr. Wulff, the Company shall use Mr. Wulff’s address as listed in the Company’s payroll records. Any payments made by the Company to Mr. Wulff under the terms of this Agreement shall be delivered to Mr. Wulff either in person or at the address as listed in the Company’s payroll records.
     30. Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Diego, California in accordance with the then-current employment rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. If litigation, arbitration or any other legal proceeding is instituted arising out of or in any way related to this Agreement, the prevailing party shall be entitled to attorneys fees, expert fees, statutory costs, and other actual costs.
     31. Survival. Sections 1.1, 5.3, 6 and 7 though 30 shall survive termination or expiration of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE VOLUNTARILY EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

COMPANY:	ARTES MEDICAL, INC.
	By:	/s/ Diane S. Goostree
Diane S. Goostree
Chief Executive Officer

Dated: 5/04/08

MR. WULFF:	PETER C. WULFF
	By:	/s/ Peter C. Wulff
Peter C. Wulff

Dated: 5/04/08
[SIGNATURE PAGE TO SEPARATION AGREEMENT AND GENERAL RELEASE]

Exhibit A
(Form of Press Release)

Exhibit B
(Stock Options)

1